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EXHIBIT 10.9

                                 AMENDMENT NO. 1

                             DAW TECHNOLOGIES, INC.

                        1999 OMNIBUS STOCK INCENTIVE PLAN

         The Daw Technologies, Inc. 1999 Omnibus Stock Incentive Plan (the "Plan") is hereby amended as follows:

         SECTION 6 OF THE PLAN IS AMENDED AND RESTATED TO READ IN ITS ENTIRETY AS FOLLOWS:

6.       Awards Under the Plan; Award Agreement; Options to Non-Employee
         Directors.

         (a) AWARDS UNDER THE PLAN; AWARD AGREEMENT. The Committee may grant Options, Tandem SARs, Stand-Alone SARs, shares of Restricted Stock, shares of Phantom Stock and Stock Bonuses, in such amounts and with such terms and conditions as the Committee shall determine, subject to the provisions of the Plan. Each Incentive Award granted under the Plan (except an unconditional Stock Bonus) shall be evidenced by an Award Agreement which shall contain such provisions as the Committee may in its sole discretion deem necessary or desirable. By accepting an Incentive Award, a Participant thereby agrees that the award shall be subject to all of the terms and provisions of the Plan and the applicable Award Agreement.

         (b)      OPTIONS TO NON-EMPLOYEE DIRECTORS.

                  i. PARTICIPATION. Options under this Subsection 6 (b) shall be made only to Non- Employee Directors.

                  ii.      ANNUAL OPTION GRANTS.

                  a. TIME OF INITIAL GRANT. If any person who is not then an officer or employee of the Company shall become a director of the Company, there shall be granted automatically to such person (without any action by the Board or Committee) a Nonqualified Stock Option (the Grant Date of which shall be the date such person takes office) to purchase 5,000 shares of Common Stock.

                  b. SUBSEQUENT ANNUAL OPTIONS. On the 19th day of November of each year during the term of the Plan, there shall be granted automatically (without any action by the Committee or the Board) a Nonqualified Stock Option to purchase 5,000 shares of Common Stock to each Non-Employee Director then in office.

                  iii. MAXIMUM NUMBER OF SHARES. Annual grants that would otherwise exceed the maximum number of shares under the Plan shall be prorated within such limitation.


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                           A Non-Employee Director shall not exercise more than
                           30,000 options granted under this Subsection 6(b) in any given calendar year.

                  iv. OPTION PRICE. The purchase price per share of the Common Stock covered by each Option granted pursuant to this Subsection 6(b) shall be 100% of the Fair Market Value of the Common Stock on the Grant Date. The exercise price of any Option granted under this Subsection 6(b) shall be paid in full at the time of each purchase in cash or by check or in shares of Common Stock valued at their Fair Market Value on the date of exercise of the Option, or partly in such shares and partly in cash, provided that any such shares used in payment shall have been owned by the Participant at least six months prior to the date of exercise.

                  v. OPTION PERIOD AND EXERCISABILITY. Each Option granted under this Subsection 6(b) and all rights or obligations thereunder shall commence on the Grant Date and expire ten (10) years thereafter and shall be subject to earlier termination as provided below. Options granted under this Subsection 6(b) shall vest and be exercisable at the rate of fifty percent (50%) on the Grant Date and fifty percent (50%) on the one
                           (1) year anniversary of the Grant Date.

                  vi. TERMINATION OF DIRECTORSHIP. If a Non-Employee Director's services as a member of the Board of Directors terminate by reason of death, disability or retirement, an Option granted pursuant to this Subsection 6(b) held by such Participant shall immediately become and shall remain exercisable for one (1) year after the date of such termination or until the expiration of the stated term of such Option, whichever first occurs. If a Non-Employee Director's services as a member of the Board of Directors terminate for any other reason, any portion of an Option granted pursuant to this Subsection 6(b) which is not then exercisable shall terminate and any portion of such Option which is then exercisable may be exercised within a period of ninety (90) days after the date of such termination or until the expiration of the stated term, whichever first occurs.

                  vii. ADJUSTMENTS. Options granted under this Subsection 6(b) shall be subject to adjustment as provided in the Plan, but only to the extent that (i) such adjustment and the Committee's actions in respect thereof satisfy applicable criteria under Rule 16b-3,
                           (ii) such adjustment in the case of a Change in Control Event is effected pursuant to the terms of a reorganization agreement approved by stockholders of the Company, and (iii) such adjustment is consistent with adjustments to Options held by persons other than executive officers or directors of the Company.

                  viii. ACCELERATION UPON A CHANGE IN CONTROL EVENT. Upon the occurrence of a Change in Control Event, each Option granted under this Subsection 6(b) shall become immediately exercisable in full. To the extent that any Option granted under this Subsection 6(b) is not exercised prior to (i) a dissolution of the Company or (ii) a merger or other corporate event that the Company does not survive, and no provision is (or consistent with the provisions of this Subsection 6(b) can be) made for the assumption, conversion, substitution or exchange of the Option, the Option shall terminate upon the occurrence of such event.

                  ix. LIMITATION ON AMENDMENTS. The provisions of this Subsection 6(b) shall not be amended more than once every six months (other than as may be necessary to


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                           conform to any applicable changes in the Code or the
                           rules thereunder), unless such amendment would be consistent with the provisions of Rule 16b-3 ( c) (2)
                           (ii) (or any successor provision).





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